                                                                    EXHIBIT 99.2

                             THE UNIMARK GROUP, INC.

                                                      PRESS RELEASE

                              FOR IMMEDIATE RELEASE

               THE UNIMARK GROUP, INC. ANNOUNCES DIRECTOR CHANGES

Bartonville, TX. October 1, 2004 -The UniMark Group, Inc. (OTC Pink Sheets:
"UNMG.PK") announced today that Messrs. Federico Chavez Peon, Luis A. Chico Pardo, Manuel Morales Camporredondo, C. Jackson Pfeffer, Eduardo Beruff and R. Arturo Herrera Barre have resigned from the Company's Board of Directors.

Messrs. Robert Bobb and Joe McInerney, affiliates of Cardinal UniMark Investors, L.P. ("Cardinal"), were appointed as members of the Company's Board of Directors. Also, Mr. Bobb was named as Chairman of the Company's Board of Directors. Cardinal recently acquired 10,519,419 shares of UniMark's common stock. Mr. Jakes Jordaan, the Company's Chairman, President and Chief Executive Officer continued as a director, President and Chief Executive Officer of the Company.

For over 25 years, Mr. Bobb has been a principal equity investor and key management participant in a number of operating companies. Since 2000, Mr. Bobb has been Chairman of Cardinal Growth, a private equity investment group. Mr. Bobb received a B.S. degree from Western Michigan University and a J.D. degree from the University of Notre Dame Law School and studied at the University of Belgrade and the University of London. Since 1984, Mr. Bobb has been a director of Kensey Nash Corporation (Nasdaq NMS: "KNSY"), where he serves as a member of its Audit Committee.

Since 2000, Mr. McInerney has been President and Chief Executive Officer of Cardinal Growth, a private equity investment group. Mr. McInerney began his career in 1985 as a Small Business Consultant for Arthur Andersen & Co. In partnership with Mr. Bobb, Mr. McInerney has been a successful private equity investor since 1993. His investment experience has covered a wide variety of industries, including printing, aviation, lumber products, agribusiness, construction materials and equipment rental. Mr. McInerney is a Certified Public Accountant. He holds a B.S. in Accountancy from the University of Illinois (Urbana-Champaign) and a M.B.A. from the University of Chicago's Graduate School of Business.

ABOUT THE UNIMARK GROUP, INC.

The UniMark Group, Inc. is a producer and marketer of high quality branded fruit.

Further information about UniMark may also be obtained from a number of sources via the Internet. UniMark is filing the Purchase Agreement as an Exhibit to its Current Report on Form 8-K with the Securities and Exchange Commission. Government filings may be accessed through http://www.freeedgar.com or http://www.sec.gov and at http://finance.yahoo.com.


COMPANY CONTACT:                              Jakes Jordaan, President and CEO
                                              817-491-2992



                                      -END-